EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement filed June 9, 1995 on Form S-8 of our report dated April 1, 2013 relating to the consolidated financial statements of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2012 and 2011 which appear in this Form 10-K of Lifeway Foods, Inc. and Subsidiaries for the year ended December 31, 2012.

/s/ Plante & Moran, PLLC
Chicago, IL
April 1, 2013